EXHIBIT 99.1
Andrew Corporation
10500 West 153rd Street, Orland Park, IL USA 60462   Tel: 708-349-3300   www.andrew.com
Andrew To Sell Orland Park Property,
Relocate To Two Chicago Suburbs
ORLAND PARK, IL, August 30, 2005—Andrew Corporation has reached agreement to sell its Orland Park property and will relocate its global corporate headquarters and manufacturing operations to separate suburban Chicago locations that will provide improved operational effectiveness and state-of-the-art facilities.
In separate transactions, Andrew has:
•	Signed a contract to sell its 104-acre property at 10500 W. 153rd Street in Orland Park to developer Kimball Hill Homes for $28.5 million. The sale, contingent on completion of due diligence and other factors, is expected to close in two phases over the next 18 months.
•	Leased 45,000 square feet in the Westbrook Corporate Center, 22nd Street and Wolf Road, Westchester, for its new global corporate headquarters. The move will involve approximately 150 employees and be completed by early 2006.
•	Agreed to a competitive State of Illinois incentive package that includes tax credits and training funds, with total potential value of up to $8.3 million over 10 years, in return for choosing Illinois locations and meeting certain employment level commitments.
In addition, Andrew is finalizing negotiations for 50 acres of property in the southwest suburbs on which it will lease a newly-constructed building of approximately 550,000 square feet for its cable products manufacturing operations and certain staff functions. The company is deciding between three sites within 10 miles of its current Orland Park location and, depending on local tax issues, expects to choose a site within the next two months. The building will house approximately 800 employees, with relocation expected in 2007.
“Andrew will continue calling the Chicago area its home and build upon the tradition we’ve established during the past 68 years in the Chicagoland area,” said Ralph Faison, president and chief executive officer, Andrew Corporation. “The dramatic growth of the residential and retail areas around us has created a unique development opportunity within Orland Park and thus a high level of interest in our property. The value of this property enables us to fund the move to a new company headquarters and world-class manufacturing facility.”
MORE

Andrew expects to record a one-time gain, before costs and relocation expenses, of more than $20 million from the sale of its Orland Park property. Approximately 50 percent of the expected gain will be recorded at the time of the first real estate closing for the land south of 153rd Street, expected in mid-2006, and the remainder at the close for the property north of 153rd Street, expected by early 2007. Costs and relocation expenses are expected to range from $10 million to $12 million and will be incurred over the 18 month period.
“Andrew Corporation is another Illinois company that has achieved great success in the global marketplace,” said Illinois Gov. Rod R. Blagojevich. “Backing innovative, talented companies like these with the right combination of resources and hands-on support is the key to ensuring that Illinois remains a world-class place to do business. When we invest in companies that invest in Illinois, we fuel their growth and competitiveness and create more good jobs for working families across the state.”
Kimball Hill Homes, one of America’s largest independent, privately-owned homebuilders, is headquartered in suburban Chicago. “This property offers Kimball Hill Homes a great opportunity to utilize its experience and expertise both in traditional homebuilding and in developing an appealing, mixed-use community providing condominiums, town homes, and retail,” said David Hill, chairman and chief executive officer, Kimball Hill Homes.
Andrew Corporation was founded in 1937 by Victor J. (Doc) Andrew in a bungalow on Chicago’s South Side. In 1947, Andrew acquired 430 acres in Orland Park for future development and opened its first manufacturing building of 15,000 square feet at the Orland Park site in 1954. The company moved its Chicago-based general offices and headquarters to Orland Park in 1960.
About Andrew Corporation
Andrew Corporation (NASDAQ: ANDW) designs, manufactures, and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (http://www.andrew.com/), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.
END
News Media Contact:
Rick Aspan, Andrew Corporation
+1 (708) 349-5166 or publicrelations@andrew.com
Investor Contact:
Scott Malchow, Andrew Corporation
+1 (708) 873-8515

Forward Looking Statements
Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.